Exhibit 5.1
March 16, 2010
QuinStreet, Inc.
1051 East Hillsdale Blvd., Suite 800
Foster City, CA 94404
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by QuinStreet, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 11,673,131 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2008 Equity Incentive Plan and the prior 1999 Equity Incentive Plan (which was amended and restated by the 2008 Equity Incentive Plan) (the “2008 EIP Shares”); (ii) 282,227 shares of Common Stock pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 EIP Shares”); and (iii) 300,000 shares of Common Stock pursuant to the Company’s 2010 Non-Employee Directors’ Stock Award Plan (the “2010 NEDSAP Shares”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (c) the Company’s 2008 Equity Incentive Plan (the “2008 EIP”), the Company’s 2010 Non-Employee Directors’ Stock Award Plan (the “2008 NEDSAP”) and the Company’s 2010 Equity Incentive Plan (the “2010 EIP”) and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2008 EIP Shares, the 2010 EIP Shares and the 2010 NEDSAP Shares, when sold and issued in accordance with the 2008 EIP, the 2010 EIP and the 2010 NEDSAP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley Godward Kronish llp
By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet